EXHIBIT 99.1

SigmaTron International, Inc. Reports First Quarter Financial Results for Fiscal 2012

ELK GROVE VILLAGE, Ill., Sept. 13, 2011 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal quarter ended July 31, 2011.

Revenues increased to $38.9 million in first quarter of fiscal 2012 from $38.1 million for the same quarter in the prior year. Net income decreased to $240,961 for the period ended July 31, 2011 compared to $857,989 for the same period in the prior year. Basic and diluted earnings per share for the quarter ended July 31, 2011, were both $0.06, compared to $0.22 for both for the same quarter ended July 31, 2010.

Commenting on SigmaTron's first quarter fiscal 2012 results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, "The first quarter continued the trend of weak but profitable quarters. Both the revenue and net income results for the fourth quarter of fiscal 2011 and the first quarter of fiscal 2012 were roughly the same. The pricing pressures from both customers and vendors remain and going forward we have started to see a general softening in demand. It would appear that the slowing economy we have been reading and hearing about is reality.

"As we did during the last economic downturn, we will continue to monitor the situation and adjust our cost structure consistent with the short-term pressures and our long-term objectives. We continue to see new opportunities for all of our locations and the hope is that some of those will provide new revenue to help offset the general softening we are seeing. Several of those opportunities have been awarded to SigmaTron, and we believe we are in an excellent position to capture others.

"Since our last press release, both John Chen and Carl Zemenick decided to resign from our Board of Directors for personal reasons. John was on our Board since we went public in 1994 and Carl joined our Board in 2001. I want to thank both of them on behalf of my fellow directors and stockholders for their many years of service and dedication to SigmaTron.

"In light of John's and Carl's decisions to resign, the Board has decided to increase the number of directors of the Company from five to seven, effective immediately. We have announced the addition of Barry Horek, Paul Plante, Bruce Mantia and Linda Frauendorfer to SigmaTron's Board. Their bios are available as part of our August 22, 2011 8-K filing. Linda is also SigmaTron's CFO. Also, as part of the changes to the Company's Board of Directors, I was elected Chairman of the Board. I believe that all of the new Board members bring experience and skill sets to the Board that will serve the Company well and I am pleased that we were able to attract such a qualified group.

"While it appears that volatile and difficult times will continue for at least the short-term, I continue to be optimistic about SigmaTron's long-term prospects. We remain well positioned with a competitive cost structure, which I believe will benefit all stockholders long-term."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna and Tijuana, Mexico; Union City, California; and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting the Company's business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables to follow

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended July 31, 2011	Three Months Ended July 31, 2010

Net sales	$38,892,011	$38,061,373

Cost of products sold	35,349,503	33,403,219

Gross profit	3,542,508	4,658,154

Selling and administrative expenses	2,909,136	3,053,186

Operating income	633,372	1,604,968

Other expense (income)	250,885	243,298

Income from operations before income tax	382,487	1,361,670

Income tax expense	141,526	503,681

Net income	$240,961	$857,989

Net income per common share -- basic	$0.06	$0.22

Net income per common share -- assuming dilution	$0.06	$0.22

Weighted average number of common equivalent shares outstanding - assuming dilution	3,890,760	3,877,079

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31, 2011	April 30, 2011

Assets:

Current assets	$79,260,482	$75,832,722

Machinery and equipment-net	26,310,769	26,189,150

Customer relationships	165,756	199,675
Miscellaneous	657,126	645,864

Total assets	$106,394,133	$102,867,411

Liabilities and stockholders' equity:

Current liabilities	$25,113,985	$24,255,850

Long-term obligations	31,293,196	28,867,984

Stockholders' equity	49,986,952	49,743,577

Total liabilities and stockholders' equity	$106,394,133	$102,867,411

CONTACT: SigmaTron International, Inc.
         Linda K. Frauendorfer
         1-800-700-9095